Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

1Q2009 RESULTS

MOVIPREP Prescriptions Increase 92% Year-over-Year

XIFAXAN Prescriptions Increase 11% Year-over-Year

Rifaximin Phase 3 non-C IBS Studies Complete Enrollment

Progress in FDA Review of Three NDAs

RALEIGH, NC, May 5, 2009 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced financial and operating results for the first quarter ended March 31, 2009.

Total product revenue was $44.8 million for the first quarter of 2009, compared to $34.3 million for the first quarter of 2008. XIFAXAN® revenue for the first quarter of 2009 was $24.1 million, a 44% increase compared to the first quarter of 2008. MOVIPREP®, OSMOPREP® and VISICOL®, which comprise our bowel cleansing product line, generated revenue of $12.7 million for the first quarter of 2009, compared to $10.3 million for the first quarter of 2008.

Total cost of products sold was $9.9 million for the first quarter of 2009. Gross margin on total product revenue was 77.9% for the first quarter of 2009 compared to 78.8% for the first quarter of 2008. Research and development expenses were $20.1 million for the first quarter of 2009, compared to $25.9 million for the prior year period. Selling, general and administrative expenses were $25.0 million for the first quarter of 2009, compared to $21.2 million for the first quarter of 2008. The Company reported a net loss of $14.0 million, or $0.29 per share, fully diluted, for the first quarter of 2009.

Revenue and earnings for the period reflect a one-time adjustment to reserves relating to rebates. Non-GAAP total revenue was $46.2 million and loss per share was $0.26 excluding this adjustment. These non-GAAP numbers are not a substitute for GAAP numbers, but we think they are useful in that they provide period-to-period comparisons helpful in analyzing the progress of our business.

Cash and cash equivalents were $83.5 million on March 31, 2009. As of April 30, 2009 cash and cash equivalents were approximately $93 million.

Commenting on the performance of the Company, Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We continue to be extremely pleased with the ongoing robust growth of XIFAXAN, our most compelling long-term opportunity, as well as our bowel cleansing franchise. Combined product revenue from XIFAXAN and our bowel cleansing products achieved year-over-year growth of 36% for the first quarter of 2009. We continue to believe several factors should contribute to an increase in product revenue over the coming years, namely; 1) the continued growth of our currently marketed products – including our most recent addition, APRISO; 2) if approved, the launch of new product candidates currently undergoing FDA review; 3) the expanded contribution of rifaximin if additional indications are approved; and 4) the further expansion of our product portfolio via development activities, licensing and acquisitions.

“We continue to believe total Company product revenue for 2009 will be $230 million to $235 million, not including any revenue from METOZOLV™ (metoclopramide) ODT, Orally Disintegrating Tablets, which is still under FDA review. The midpoint of 2009 revenue guidance represents 30% growth over 2008 revenue. The current annualized run rates, based on dollarizing the latest prescription data for XIFAXAN, our bowel cleansing product line and our “other products” (excluding Apriso) are approximately $106 million, $77 million, and $38 million, respectively. We continue to anticipate generating a loss of approximately $0.75 per share to $0.65 per share, fully diluted, for the year ending December 31, 2009.

“Based on the full year 2009 guidance provided above, for the second quarter of 2009 we anticipate total Company product revenue will be approximately $53 million and should generate a loss of approximately $0.38 per share, fully diluted.

“We continue working with the FDA to expedite the approval of METOZOLV ODT. We plan to update 2009 revenue and loss per share guidance if and when METOZOLV ODT is approved and launched to physicians. The update to 2009 revenue guidance will include the 2009 initial distribution and the 2009 prescription pull-through for METOZOLV ODT. The update to loss per share will include the change in revenue as well as expenses for launching METOZOLV ODT.

Carolyn Logan, President and Chief Executive Officer, stated, “XIFAXAN prescription demand and sales continued to increase during the first quarter of 2009, as they have every quarter since the product was launched in 2004. We look forward to expanding the label and use of this non-absorbed, gut-selective antibiotic in the U.S. market potentially beyond the treatment of travelers’ diarrhea to bring relief to patients suffering from other bacterial complications of the gut.

“The bowel cleansing market represents a dynamic and growing opportunity for Salix. As we stated last quarter, we intend to capitalize on the current dynamics within the bowel cleansing market to significantly expand our business in this growing market. We are pleased to announce that effective July 1, 2009 both MOVIPREP and OSMOPREP will be added to the CVS Caremark formulary. CVS Caremark is one of the largest prescription benefit management (PBM) organizations in the U.S. Sales of our bowel cleansing products delivered a 23% year-over-year increase for the first quarter of 2009. For the first quarter of 2009 prescription demand for our bowel cleansing franchise increased 29% year-over-year and 12% compared to the fourth quarter of 2008. MOVIPREP prescriptions increased 92% year-over-year and 42% compared to the fourth quarter of 2008. First quarter 2009 attained an all-time high of 316,000

MOVIPREP prescriptions. OSMOPREP prescriptions for the comparable periods decreased 25%.

“Our 96-member specialty sales force began promoting APRISO to physicians in late February. APRISO is the first and only once-daily 5-ASA, or mesalamine, product to offer both once-a-day dosing for the indication of maintenance of remission and combination delivery in the form of delayed and extended release for the successful management of ulcerative colitis. We are pleased with the level of interest APRISO is generating among health care providers. More than 900 prescribers have written APRISO since launch and we look forward to the continued market penetration and prescription growth of our new product.

“As previously announced, positive results of our Phase 3 study of the use of rifaximin in the treatment of hepatic encephalopathy (HE) were presented during one oral and two poster sessions at the annual meeting of the European Association for the Study of the Liver on April 23 and 25. The 299-patient, multinational, randomized, double-blind, placebo-controlled trial, was designed to assess the long-term (six months) efficacy, safety and tolerability of rifaximin in maintaining remission compared to placebo among patients with a history of hepatic encephalopathy (HE). These new data showed that patients who received rifaximin (1100 mg / day, dosed at 550 mg twice daily) for six months had highly statistically significant protection against clinical HE breakthrough episodes (58% risk reduction, p<0.0001) in the intent to treat (ITT) population. The analyses also showed that reduction of the risk of HE breakthrough was maintained across all subgroups in the study, indicating a high degree of consistency of the ITT outcome. Additionally, the data also indicated that rifaximin taken 550 mg twice daily (bid) had a safety profile comparable to placebo in patients treated up to six months.

“We are extremely pleased with the results of our pivotal study and are encouraged with the level of interest generated by these data. Based on current timelines, we are targeting to submit the hepatic encephalopathy NDA by the end of June 2009. Rifaximin has been granted orphan drug designation by the United States Food and Drug Administration for

use in hepatic encephalopathy. We believe that this designation will provide seven years of marketing exclusivity in the United States if rifaximin gains approval from the FDA for HE.

“There are reported to be more than 100,000 patients in the United States with overt HE. Hepatic encephalopathy occurs frequently in alcoholics with cirrhosis, a leading cause of death in the U.S. The number of cases of liver disease in the U.S. and around the world is rapidly increasing with more than 7 million people in the United States being diagnosed with chronic liver disease. Currently we estimate the U.S. commercial opportunity represented by the HE market is approximately $600 million.

“During the first four months of 2009 enrollment in TARGET 1 and TARGET 2, our two 600-patient studies to assess the efficacy, safety and tolerability of rifaximin 550 mg, dosed three times daily, in the treatment of patients with non-constipation irritable bowel syndrome, continued to progress ahead of schedule. We are pleased to announce that, as of today, we have completed enrollment and have exceeded our enrollment quota of 1,200 patients. Currently, we expect top-line data should be available during the fourth quarter of 2009, and we are targeting to submit the non-C IBS NDA during the first half of 2010.

“Irritable bowel syndrome is among one of the most common chronic conditions and affects approximately 15% of adults in the United States. Currently we estimate the U.S. commercial opportunity represented by the non-C IBS market is approximately $2.2 billion.

“In June more data from our Phase 3 study of hepatic encephalopathy will be presented at Digestive Disease Week (DDW). Additionally, numerous posters will be presented at DDW providing data on studies with various Salix products and indications including the use of APRISO in ulcerative colitis and the use of rifaximin in IBS. We look forward with great anticipation to the release of these data.

“FDA reviews of the METOZOLV ODT, vapreotide acetate and balsalazide tablet NDAs progressed on their respective regulatory pathways during the first quarter of 2009. The FDA accepted Wilmington Pharmaceutical’s complete response for METOZOLV ODT and granted an action date of September 11, 2009. Ongoing communication between the Agency and Wilmington have been positive and, based on communications to date, we believe the FDA might issue a complete response prior to September. The vapreotide NDA is on the FDA Gastrointestinal Drugs Advisory Committee agenda for discussion on May 19. The Company held a Type A meeting with the FDA on March 16 to discuss the balsalazide tablet NDA. We continue to hope that the issues raised by the Agency can be resolved and the product can be approved for marketing.

“We look forward to continued growth and expansion during 2009 and beyond. We plan to continue to execute our business strategy by in-licensing late-stage and marketed products, developing the products in our pipeline and ensuring that our marketed products are provided with the attention and support required to achieve success.”

The Company will host a conference call at 5:00 p.m. ET, on Tuesday, May 5, 2009. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (877) 741-4248 (U.S. and Canada) or (719) 325-4803 (international.) The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 5846798.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg, OSMOPREP® (sodium phosphate monobasic monohydrate, USP and sodium phosphate dibasic anhydrous, USP) Tablets, MOVIPREP® (PEG 3350, Sodium Sulfate, Sodium Chloride, Potassium Chloride, Sodium Ascorbate and Ascorbic Acid for Oral Solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO™ (mesalamine) extended-release capsules 0.375 g, PEPCID® (famotidine) for Oral Suspension, Oral Suspension DIURIL® (Chlorothiazide), AZASAN® (Azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg. METOZOLV™ ODT (metoclopramide), vapreotide acetate, crofelemer and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information please visit our web site at www.salix.com . Information on our web site is not incorporated in our SEC filings.

Table follows

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Please Note: The materials provided herein contain projections and other forward-looking statements regarding future events. Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our need to return to profitability; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; market acceptance for approved products; generic and other competition; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

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Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	March 31, 2009 (unaudited)	March 31, 2008 (unaudited)
Revenues:
Net product revenues	$44,774	$34,254

Total revenues	44,774	34,254

Costs and Expenses:
Cost of products sold	9,905	7,256
Fees and costs related to license agreements	—	1,500
Amortization of product rights and intangible assets	2,502	2,271
Research and development	20,074	25,898
Selling, general and administrative	25,015	21,177

Total costs and expenses	57,496	58,102

Income (loss) from operations	(12,722)	(23,848)
Interest and other income, net	(1,291)	461

Income (loss) before provision for income tax	(14,013)	(23,387)
Provision for income tax	47	(610)

Net income (loss)	$(13,966)	$(23,997)

Net income (loss) per share, basic	$(0.29)	$(0.50)

Net income (loss) per share, diluted	$(0.29)	$(0.50)

Weighted average shares outstanding, basic	48,111	47,722

Weighted average shares outstanding, diluted	48,111	47,722

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2009 (unaudited)	March 31, 2008 (unaudited)
Assets
Cash, cash equivalents and investments	$83,468	$111,515
Accounts receivable, net	54,087	24,939
Inventory, net	21,734	24,490
Other assets	222,313	207,575

Total Assets	$381,602	$368,519

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$128,442	$98,931

Total liabilities	128,442	98,931

Common stock	48	47
Additional paid-in-capital	419,423	398,276
Accumulated deficit	(166,311)	(128,735)

Total stockholders’ equity	253,160	269,588

Total Liabilities and Stockholders’ Equity	$381,602	$368,519

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